ECHO BAY MINES                            Media Contact:  Jill Paukert
6400 S. Fiddlers Green Circle                             303 714-8825
Suite 1000                              Investor Contact:  Ted Sheldon
Englewood, CO  80111-4957                                 303 714-8813


FOR IMMEDIATE RELEASE


     PROVISION MADE FOR UNSTABLE WASTE ROCK REMOVAL AT MCCOY/COVE
     ------------------------------------------------------------


Monday, August 19, 1996 -- Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today that it plans to establish a provision of up to $30 million, or $0.22 per share, in the third quarter of 1996 for the estimated costs of removing up to 30 million tons of waste rock from an unstable portion of the Cove pit wall at the McCoy/Cove mine in Nevada. The estimate of the provision is based on a preliminary evaluation of the total tons to be removed and the associated costs, both of which will be further refined as McCoy/Cove completes its stabilization plan.

     The unstable pit wall has had no effect on production or reserves, and no future impact is anticipated. Existing ore stockpiles of 4.5 million tons, together with ore to be mined from other areas of the pit, will provide production sources until the stabilization of this area is complete. The only impact on the life-of-mine plan for McCoy/Cove relates to the removal of the unstable block. The removal work is expected to occur during 1997 and 1998 following completion of the stabilization plan anticipated in early 1997. Upon completion of the removal program, mining will recommence in the affected area.

     In early August, ground monitoring sensors indicated some movement in the pit wall, limited to a portion of the northwest

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side of the pit.  During the period of a preliminary investigation, a five-million-ton block failed and slumped along a portion of the northwest pit wall, with no effect on safety, production or equipment. Continued investigation and recent further ground movement now indicate that all or a portion of a 30-million-ton-block of material must be removed in order to stabilize the pit wall.

     The area under investigation consists of a block of volcanic tuff overlying sediments of a prehistoric lake bed. It is believed that compression or plasticizing of the sediments has resulted in a shifting of the pit wall material. While drilling had identified the geologic structures, a slope stability study completed in connection with mine plan design, as well as the results of previous mining activities, had not indicated any reason for concern over the wall's long-term integrity. The pit wall slope in this area averages
40 degrees.

     Echo Bay is a major gold producer with mines in Canada and the United States and with exploration and development projects on four continents.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The above forward-looking statements involve risks and uncertainties including a possible significant change in tons to be moved caused by an expanded or reduced area of instability or the costs related to the removal of the area of instability. Please refer to a discussion of these and other factors in the company's 10-K, 10-Q and other Securities and Exchange Commission filings.

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